Exhibit 2.1

AXAR CAPITAL MANAGEMENT, LP

1330 Avenue of the Americas, 30th Floor

New York, New York 10019

April 13, 2021

STRICTLY CONFIDENTIAL

VIA EMAIL

StoneMor Inc.

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

Attention: General Counsel

Email: Aso@StoneMor.com

With a copy to:

Duane Morris LLP

30 South 17th Street

Philadelphia, Pennsylvania 19103

Attention: Thomas G. Spencer

Email: Tgspencer@duanemorris.com

StoneMor GP Holdings, LLC

Robert B. Hellman, Jr.

c/o American Cemeteries Infrastructure Investors LLC

950 Tower Lane, Suite 800

Foster City, California 94404

Attention: Robert B. Hellman, Jr.

Email: Bhellman@aimlp.com

Re: Waiver and Consent

Reference is made to that certain Nomination and Director Voting Agreement, dated as of September 27, 2018 (as amended by the First Amendment, dated as of February 4, 2019, the Second Amendment, dated as of June 27, 2019, the Third Amendment, dated as of November 3, 2020, and the Fourth Amendment, dated as of November 20, 2020, the “Agreement”), by and among StoneMor Inc., a Delaware corporation as successor to StoneMor GP LLC (the “Company”), Axar Capital Management, LP, a Delaware limited partnership (“Axar”), Axar GP LLC, a Delaware limited liability company (“Axar GP”), Axar Master Fund, Ltd., a Cayman Islands exempted limited partnership (together with Axar and Axar GP, the “Axar Entities”), StoneMor GP Holdings, LLC, a Delaware limited liability company (“GP Holdings”), and Robert B. Hellman, Jr., as trustee under the Voting and Investor Trust Agreement for the benefit of American Cemeteries Infrastructure Investors LLC (“ACII,” and together with GP Holdings, the “ACII Entities”). The Company, the Axar Entities and the ACII Entities are referred to herein as the “Parties” and each as a “Party.” Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Agreement.

Pursuant to Section 3(a)(ii) of the Agreement, during the Standstill Period, provided that the Company is not in breach of its obligations under the Agreement (including Section 1 thereof), each of the Axar Entities shall not, and shall cause its controlled Affiliates not to, directly or indirectly, acquire or propose to acquire additional Common Stock or other securities of the Company or any securities of its subsidiaries, subject to certain exceptions. As of the date hereof, the Axar Entities own 70.5% of the outstanding Common Stock of the Company as a result of subsequent purchases of Common Stock approved by the Board of Directors of the Company (the “Board”).

Each of the Parties agrees to permanently and irrevocably waive the requirement that the Axar Entities and their Affiliates hereafter comply with Section 3(a)(ii) of the Agreement with respect to the acquisition of some or all of the shares of Common Stock held by ACII and its affiliates (the “Additional Shares”) in a single privately negotiated transaction (and not in open market purchases). The Company hereby represents and warrants to the other Parties hereto that the Conflicts Committee (the “Committee”) of the Board has duly approved the purchase by one or more of the Axar Entities of the Additional Shares, this Waiver and Consent and the waiver in the foregoing sentence, subject to the following conditions:

1.

The purchase of the Additional Shares shall have been consummated on or before May 31, 2021. If the purchase of the Additional Shares is not consummated on or before May 31, 2021, this Waiver and Consent shall have no force and effect.

2.	The Parties shall have entered into an amendment to the Agreement to provide that Section 3(d)(ii)(a) shall be amended to read “December 21, 2023.”

Axar further agrees that:

•

It will vote or direct the voting of all shares of the Company’s Common Stock that it beneficially owns in favor of a proposal to amend (a) Article VIII of the Company’s Certificate of Incorporation, as amended (the “Charter”), relating to amendments of the Company’s Bylaws to increase the required stockholder approval thereunder from “at least sixty six and two thirds percent (66 2/3%)” to “at least eighty-five percent (85%)” and (b) Article X of the Charter relating to amendments of the Charter to increase the required stockholder approval thereunder from “at least sixty six and two thirds percent (66 2/3%)” to “at least eighty-five percent (85%)” solely with respect to any amendment or repeal of Article V, Article VI(c), Article VII(a)-(d), Article VIII, Article X or Article XI of the Charter (collectively, the “Supermajority Provisions”), or the adoption of a provision inconsistent with the Supermajority Provisions; and

•

Pending the effectiveness of such amendment to Article VIII and Article X of the Charter, Axar shall not vote or direct the voting of any shares of the Common Stock in favor of any proposal to which the Supermajority Provisions are applicable unless such proposal has been approved by the Board and the Committee.

This Waiver and Consent shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Except as modified by the provisions hereof, the Agreement remains unmodified and in full force and effect in accordance with its terms. This Waiver and Consent may be executed in any number of counterparts, which together shall constitute this Waiver and Consent.

[Signature Page Follows]

Very truly yours,

AXAR CAPITAL MANAGEMENT, LP

By:	Axar GP LLC, its general partner

By:	/s/ Andrew M. Axelrod
Name:	Andrew M. Axelrod
Title:	Sole Member

AXAR GP LLC

By:	/s/ Andrew M. Axelrod
Name:	Andrew M. Axelrod
Title:	Sole Member

AXAR MASTER FUND, LTD.

By:	/s/ Andrew M. Axelrod
Name:	Andrew M. Axelrod
Title:	Authorized Signatory

[Signature Page to Waiver and Consent]

Acknowledged and agreed as of the date first written above by:

STONEMOR INC.

By:	/s/ Joseph M. Redling
Name: Joseph Redling
Title: President and Chief Executive Officer

STONEMOR GP HOLDINGS, LLC

By:	/s/ Robert B. Hellman, Jr.
Name: Robert B. Hellman, Jr.
Title: Authorized Person

ROBERT B. HELLMAN, JR., AS TRUSTEE UNDER THE VOTING AND INVESTMENT TRUST AGREEMENT FOR THE BENEFIT OF AMERICAN CEMETERIES INFRASTRUCTURE INVESTORS, LLC

By:	/s/ Robert B. Hellman, Jr.
Name: Robert B. Hellman, Jr.
Title: Trustee

cc:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Stuart Freedman

Email: Stuart.Freedman@srz.com

[Signature Page to Waiver and Consent]